UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2022

AgroFresh Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36316	46-4007249
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Washington Square 510-530 Walnut Street, Suite 1350 Philadelphia, PA	19106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 317-9139

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AGFS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on November 21, 2022, AgroFresh Solutions, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Project Cloud Holdings, LLC (“Parent”), Project Cloud Merger Sub, Inc. (“Merger Sub”) and the Company. Parent and Merger Sub are affiliates of investment funds managed by Paine Schwartz Partners, LLC (“Paine Schwartz”). Upon the terms and subject to the conditions set forth in the Merger Agreement, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. As a result of the Merger, the Company will cease to be a publicly traded company, and investment funds managed by Paine Schwartz will become the indirect owner of all the Company’s outstanding capital stock.

In connection with the transactions contemplated by the Merger Agreement, certain officers of the Company (including its current named executive officers) may become entitled to payments and benefits that may be treated as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). To mitigate the potential impact of Sections 280G and 4999 of the Code on the Company and certain executive officers, on December 29, 2022, the Compensation and Talent Committee (the “Committee”) of the Company’s board of directors approved the following actions with respect to the Company’s named executive officers, Clinton Lewis, Jr., the Company’s Chief Executive Officer, Graham Miao, the Company’s Executive Vice President and Chief Financial Officer, and Thomas Ermi, the Company’s Executive Vice President, Secretary and General Counsel:

(1)
acceleration of the vesting and settlement of the performance-based restricted stock units awarded to Mr. Miao and Mr. Ermi in 2020, which otherwise would have vested on December 31, 2022 and been settled between January 1, 2023 and March 15, 2023 (the “2020 PSUs”), so that such 2020 PSUs will vest and be settled in December 2022 at 128.1% of the target levels of performance, which for Messrs. Miao and Ermi equates to 276,681 shares of the Company’s common stock and 98,681 shares of the Company’s common stock, respectively, provided, that if the Committee determines on or before the earlier of March 15, 2023 and the closing of the Merger that the 2020 PSUs were achieved at more than 128.1% of the target level of performance, Messrs. Miao and Ermi will be issued the corresponding additional number of shares of the Company’s common stock provided for in their respective grant agreements, and if the Committee determines on or before the earlier of March 15, 2023 and the closing of the Merger that the recipient’s 2020 PSUs were achieved at less than 128.1% of the target level of performance, Messrs. Miao and Ermi must pay to the Company as soon as practical after such determination an amount in cash equal to the fair market value of the excess number of shares they received;

(2)
acceleration of the vesting of the following outstanding time-vesting restricted stock awards, which were previously awarded to Messrs. Miao and Ermi and were scheduled to vest on the earlier to occur of their scheduled vesting date on April 14, 2023 and the closing of the Merger (the “RSAs”): 72,036 RSAs for Mr. Miao and 25,678 RSAs for Mr. Ermi, provided that if the recipient would have forfeited any of his applicable RSAs as a result of the recipient’s termination of employment before the earlier of the applicable scheduled vesting date in 2023 and the closing of the Merger, the recipient must pay to the Company as soon as practical after such termination an amount in cash equal to the fair market value of the number of shares that vested that would not otherwise have vested but for the acceleration; and

(3)
acceleration of the vesting of the following outstanding time-vesting restricted stock unit awards which were previously awarded to Messrs. Lewis, Miao and Ermi and were scheduled to vest on the earlier to occur of their scheduled vesting dates in March, April and/or May of 2023, and the closing of the Merger (the “RSUs”): 374,497 RSUs for Mr. Lewis, 121,129 RSUs for Mr. Miao and 43,178 RSUs for Mr. Ermi, provided that if the recipient would have forfeited any of his applicable RSUs as a result of the recipient’s termination of employment before the earlier of the applicable scheduled vesting date in 2023 and the closing of the Merger, the recipient must pay to the Company as soon as practical after such termination an amount in cash equal to the fair market value of the number of shares issued in respect of his RSUs that would not otherwise have been issued but for the acceleration.

These actions are intended to mitigate the potential impacts of Section 280G and 4999 of the Code on the Company and the named executive officers, including to preserve potential compensation-related corporate income tax deductions for the Company that might otherwise be disallowed through the operation of Section 280G of the Code and to mitigate or eliminate the amount of excise tax that may be payable by a named executive officer pursuant to Section 4999 of the Code.

The Company equity awards that were accelerated would have otherwise vested, if not earlier vested, upon the consummation of the Merger, assuming it is consummated.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. These statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions as to the timing and outcome of future events, including the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks and uncertainties include, but are not limited to: the expected timing and likelihood of completion of the proposed transaction, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the parties and others following announcement of the entry into the Merger Agreement; the inability to consummate the Merger due to the failure to obtain the requisite stockholder approvals or the failure to satisfy other conditions to completion of the Merger; risks that the proposed Merger disrupts current plans and operations of the Company; the amount of the costs, fees, expenses and charges related to the transaction; and the other risks and important factors contained and identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), such as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the proposed transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. The Company is not under any duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

Important Information for Investors and Stockholders

In connection with the proposed Merger, the Company has filed a preliminary proxy statement with the SEC, and the Company and affiliates of Paine Schwartz have jointly filed a transaction statement on Schedule 13E-3. When completed, a definitive proxy statement and a form of proxy will be mailed to the Company’s stockholders. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. INVESTORS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AGROFRESH, THE MERGER AND RELATED MATTERS.

Investors and securityholders will be able to obtain a free copy of these documents (and, when available, will be able to obtain a copy of the definitive proxy statement) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company will be available free of charge on its website at https://agrofreshsolutionsinc.gcs-web.com/.

Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the Merger, including a description of their respective direct or indirect interests, by security holdings or otherwise, is included in the preliminary proxy statement and will be included in the definitive proxy statement when it is filed with the SEC. You may also find additional information about the Company’s directors and executive officers in the Company’s definitive proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on June 24, 2022, or in its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 9, 2022, and in other documents filed by the Company with the SEC. These documents can be obtained free of charge from the sources indicated above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGROFRESH SOLUTIONS, INC.

By:	/s/ Thomas Ermi
Name: Thomas Ermi
Title: Vice President and General Counsel

Date: January 3, 2023